Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
Vaxcyte, Inc.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, 2020 Equity Incentive Plan	Other(2)	6,244,651(3)	$80.55	$503,006,639	0.00015310	$77,011

Total Offering Amounts					$503,006,639		$77,011

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$77,011

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Vaxcyte, Inc. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $80.5
5
, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Stock Market on February 24, 2025.

(3)
Represents an automatic annual increase to the shares of Common Stock reserved for issuance equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, which annual increase is provided by the Registrant’s 2020 Equity Incentive Plan.